Exhibit 99.1

         OraLabs Second Amendment to Stock Exchange Agreement


    PARKER, Colo.--(BUSINESS WIRE)--Oct. 17, 2006--OraLabs Holding Corp. (NASDAQ:OLAB) announced that on October 12, 2006, it entered into a Second Amendment (the "Amendment") to the Stock Exchange Agreement dated March 31, 2006 (the "Agreement") with Partner Success Holdings Limited ("PSHL") and Wo Hing Li, sole shareholder of PSHL. The Agreement provides that a party may terminate the Agreement if closing of the transactions does not occur by October 15, 2006. The Amendment extends that date to January 15, 2007. There can be no assurance that the transactions described in the Agreement will close or that a closing will occur by January 15, 2007.

    OraLabs, Inc. manufactures Ice Drops(R) brands oral care products; Sour Zone(TM) brands sour products; and Lip Rageous(R), Lip Naturals(R), Chap Ice(R), Extra Lip Moisturizer, Leashables(R), Chapgrip(R), Soothe & Shine(R) brands of lip balm. The product line includes breath drops and sprays, sour drops and sprays, lip balms and a variety of private label products. The Company distributes Sanell(TM) hand sanitizer and Eyelieve(TM) sterile eye products. The Company's products are currently sold in the USA nationally as well as numerous foreign countries. The products are sold through wholesale distributors as well as by direct sale to mass retailers, grocery stores, convenience stores and drug stores.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, President, 303-783-9499
             gschlatter@oralabs.com